Exhibit 4.1

                                                               Execution Version

                          SECOND SUPPLEMENTAL INDENTURE

      This SECOND SUPPLEMENTAL INDENTURE (the "Supplemental Indenture") dated as of August 12, 2004 among OMNICOM GROUP INC., a New York corporation (the "Company"), OMNICOM CAPITAL INC., a Connecticut corporation ("OCI"), OMNICOM FINANCE INC., a Delaware corporation ("OFI" and together with the Company and OCI, the "Issuers"), and JPMORGAN CHASE BANK, as trustee under the indenture referred to below (the "Trustee").

                              W I T N E S S E T H:

      WHEREAS, the Issuers and the Trustee have heretofore executed and delivered to the Trustee an Indenture dated March 6, 2002, as amended by the First Supplemental Indenture, dated February 13, 2003 (as so amended, the "Indenture"), providing for the issuance of an aggregate principal amount of up to $900,000,000 of Zero Coupon Zero Yield Convertible Notes due 2032 (the "Securities"), all of which have been issued and $892,273,000 of which are outstanding on the date hereof;

      WHEREAS, the Issuers desire (i) to surrender their right to pay Securityholders who are converting their Securities pursuant to Article 10 of the Indenture with shares of Common Stock, (ii) to surrender their right to designate a financial institution to deliver shares of Common Stock upon conversion pursuant to Article 10 of the Indenture and (iii) to modify the method by which Contingent Cash Interest is determined;

      WHEREAS, it is in the best interests of the Issuers to surrender such rights and to modify the method by which Contingent Cash Interest is determined;

      WHEREAS, Sections 9.02(2) and 9.02(5) of the Indenture provides that the Issuers and the Trustee may amend or supplement the Indenture only with the consent of affected Securityholders;

      WHEREAS, all Securityholders have consented to this Supplemental Indenture and all outstanding Notes shall be bound by it;

      WHEREAS, an Opinion of Counsel has been delivered to the Trustee under
Section 9.02; and

      WHEREAS, pursuant to Sections 9.02 and 9.06 of the Indenture, the Trustee and the Company are authorized to execute and deliver this Supplemental Indenture;

      NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Issuers and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Securities as follows:

1. Definitions. All capitalized terms used but not defined herein shall have the meanings given to such terms set forth in the Indenture.

2.    Amendments. The Indenture be and hereby is amended as follows:

      2.1 Section 10.02 of the Indenture is hereby amended and restated in its entirety to read as follows:

            "SECTION 10.02 Conversion Procedure.

      To convert a Security a Holder must satisfy the requirements in paragraph 9 of the Securities. The date on which the Holder satisfies all those requirements is the conversion date (the "Conversion Date").

      As soon as practicable following the Conversion Date, the Issuers will deliver, directly or through the Conversion Agent, an amount in cash (the "Cash Amount") equal to the Initial Principal Amount at Maturity of the Securities surrendered for conversion. The difference, if positive, between the Conversion Value and the Initial Principal Amount at Maturity of the Securities surrendered for conversion (the "Premium") may be satisfied, at the option of the Issuers, exercisable at any time or from time to time, by an instrument in writing signed by the Issuers, by delivering to a Converting Holder, in addition to the Cash Amount, either (i) an amount in cash equal to the Premium or (ii) the number of whole shares of Common Stock equal to the quotient of (x) the Premium for such Securities divided by (y) the last reported Sales Price of the Company's Common Stock on the Conversion Date (if the Conversion Date is not a Business Day, then on the Business Day immediately preceding the Conversion Date), plus a cash payment for fractional shares determined pursuant to Section 10.03. At any time after which the Securities could be converted by action of the Holder, at the written request of a Holder, the Company will, within five calendar days of receipt of such request, notify such Holder whether the Premium will be satisfied in cash or Company Common Stock as aforesaid. Any such notice by the Company will be irrevocable for 60 calendar days (or such longer period as the Company may specify on the notice), and then may only be revoked after ten additional calendar days notice. All elections or notices contemplated to be given by the Company in this paragraph will be made or given by delivery of written notice to the Trustee as herein provided and to the Holder.

      In the event that the Issuers elect to satisfy the Premium with Common Shares, the person in whose name the certificate is registered shall be treated as a stockholder of record on and after the Conversion Date; provided, however, that no surrender of a Security on any date when the stock transfer books of the Company shall be closed shall be effective to constitute the person or persons entitled to receive the shares of Common Stock upon such conversion as the record holder or holders of such shares of Common Stock on such date, but such surrender shall be effective to constitute the person or persons entitled to receive such shares of Common Stock as the record holder or holders thereof for all purposes at the close of business on the next succeeding day on which such stock transfer books are open; such conversion shall be at the Conversion Rate in effect on the date that such Security shall have been surrendered for conversion, as if the stock transfer books of the Company had not been closed.

      Upon conversion of a Security, such person shall no longer be a Holder of such Security.

      No payment or adjustment will be made for dividends on, or other distributions with respect to, any Common Stock except as provided in this
Article 10. On conversion of a Security, that portion of accrued Contingent Additional Principal attributable to the period from the Issue Date of the Security through the Conversion Date and (except as provided below) accrued Contingent Cash Interest with respect to the converted Security through the Conversion Date shall not be cancelled, extinguished or forfeited, but rather shall be deemed to be paid in full to the Holder thereof through delivery of the Cash Amount, together with cash or Common Stock in respect of the Premium, in exchange for the Security being converted pursuant to the provisions hereof; and the fair market value of such cash or Common Stock in respect of the Premium shall be treated as delivered, to the extent thereof, first in exchange for Contingent Additional Principal accrued through the Conversion Date and accrued Contingent Cash Interest, and the Cash Amount shall be treated as delivered in exchange for the Initial Principal Amount at Maturity of the Security being converted pursuant to the provisions hereof.

      If the Holder converts more than one Security at the same time, the Cash Amount, together with the cash or Common Stock in respect of the Premium, issuable upon the conversion shall be based on the total Principal Amount at Maturity of the Securities converted.

      If the last day on which a Security may be converted is a Legal Holiday, the Security may be surrendered on the next succeeding day that is not a Legal Holiday.

      Upon surrender of a Security that is converted in part, the Issuers shall execute, and the Trustee shall authenticate and deliver to the Holder, a new Security in an authorized denomination equal in Principal Amount at Maturity to the unconverted portion of the Security surrendered."

      2.2 Section 10.05 of the Indenture is hereby amended and restated in its entirety to read as follows:

            "SECTION 10.05 Company to Provide Stock.

      The Company shall, prior to issuance of any Securities under this Article 10, and from time to time as may be necessary, reserve out of its authorized but unissued Common Stock a sufficient number of shares of Common Stock to permit satisfaction of the Premium with Common Stock upon the conversion of the Securities.

      All shares of Common Stock delivered upon conversion of the Securities shall be duly authorized, validly issued, fully paid and nonassessable and free from preemptive rights and any lien or adverse claim.

      The Company will endeavor promptly to comply with all federal and state securities laws regulating the offer and delivery of shares of Common Stock upon conversion of Securities, if any, and will list or cause to have quoted such shares of Common Stock on each national securities exchange or in the over-the-counter market or such other market on which the Common Stock is then listed or quoted."

      2.3 A new subparagaph (d), to read in its entirety as follows, will be added to the existing Section 10.08 of the Indenture:

            SECTION 10.08 Adjustment for Other Distributions.

      "(d) if the Company pays any Regular Cash Dividend during any quarterly fiscal period for which Contingent Cash Interest is payable, the Conversion Rate will be adjusted as of the record date for such Regular Cash Dividend based on the following formula:

                               CR' = CR0 x   SP0
                                          ---------
                                           SP0 - C

      CR0 = the Conversion Rate in effect immediately prior to the record date for such Regular Cash Dividend

      CR' = the Conversion Rate in effect immediately after the record date for such Regular Cash Dividend; provided that (1) CR' shall not be less than 9.09 (except as adjusted pursuant to other provisions of this Indenture); and (2) when, if not for clause (1) CR' would be less than 9.09, CR0 will be equal to such CR' for purposes of making the next quarterly adjustment calculation.

      SP0 = the average of the last reported Sale Prices of the Common Stock for the ten consecutive Trading Days prior to the Business Day immediately preceding the record date of such Regular Cash Dividend

      C   = the difference of (x) the amount in cash per share paid to holders of Common Stock in any quarterly period minus (y) the amount set forth for such quarterly fiscal period in Section 5 of the Notes divided by 9.09 (appropriately adjusted from time to time for any share dividends on, or subdivisions of, the Common Stock)

      Notice of any adjustment to the Conversion Rate as provided in this
Section 10.08(d) need not be given to any Holder unless such adjustment, together with all prior adjustments pursuant to this Section 10.08(d) for which notice has not previously been given, would require an increase or decrease of at least 1% in the Conversion Rate; provided that the Company shall give Holders annual notice, within 120 days after the end of each fiscal year of the Company (beginning with the fiscal year ending on December 31, 2007), of all adjustments made pursuant to this Section 10.08(d) during such fiscal year.

      "Regular Cash Dividends" means quarterly or other periodic cash dividends on the Company's Common Stock as declared by the Board of Directors as part of its cash dividend payment practices and that are not designated by the Board of Directors as extraordinary or special or other nonrecurring dividends."

      2.4 Section 10.09 of the Indenture is hereby amended and restated in its entirety to read as follows:

            "SECTION 10.09 When Adjustment May Be Deferred.

      "Except for adjustments calculated pursuant to Section 10.08(d), no adjustment in the Conversion Rate need be made unless the adjustment would require an increase or decrease of at least 1% in the Conversion Rate. Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment."

      2.5 Section 5 of Exhibit A-1 to the Indenture is hereby amended and restated in its entirety to read as follows:

            "5. Contingent Cash Interest.

      Subject to the record date provisions specified in this paragraph 5, the Issuers shall pay contingent cash interest ("Contingent Cash Interest") to the Holder of this Security during any six-month period (each a "Contingent Interest Period") from August 1 to January 31 or from February 1 to July 31, commencing on or after August 1, 2007, if the average of the Zero Coupon Zero Yield Convertible Note Market Prices for each of the days in the Five-Day Period with respect to such Contingent Interest Period equals or exceeds 120% of the Initial Principal Amount at Maturity of this Security.

      Contingent Cash Interest, if any, will accrue from the first day of the applicable six-month period and be payable quarterly on January 31, April 30, July 31 and October 31 (each a "Contingent Interest Payment Date") of the relevant six-month period to Holders of the Security on the record date, which will be each October 15, January 15, April 15 and July 15 immediately preceding each applicable payment date set forth below.

      For any six-month period, the amount of Contingent Cash Interest payable on any Contingent Interest Payment Date per $1,000 Initial Principal Amount at Maturity thereof in respect of any Contingent Interest Period shall equal the amounts set forth below per $1,000 Initial Principal Amount at Maturity for each applicable six-month period.

Payment Date                         Quarterly Interest    Payment Date                      Quarterly Interest
October 31, 2007...............             $2.11          April 30, 2020.................          $3.51
January 31, 2008...............             $2.11          July 31, 2020..................          $3.51
April 30, 2008.................             $2.11          October 31, 2020...............          $3.63
July 31, 2008..................             $2.11          January 31, 2021...............          $3.63
October 31, 2008...............             $2.22          April 30, 2021.................          $3.63
January 31, 2009...............             $2.22          July 31, 2021..................          $3.63
April 30, 2009.................             $2.22          October 31, 2021...............          $3.75
July 31, 2009..................             $2.22          January 31, 2022...............          $3.75
October 31, 2009...............             $2.34          April 30, 2022.................          $3.75
January 31, 2010...............             $2.34          July 31, 2022..................          $3.75
April 30, 2010.................             $2.34          October 31, 2022...............          $3.86
July 31, 2010..................             $2.34          January 31, 2023...............          $3.86
October 31, 2010...............             $2.46          April 30, 2023.................          $3.86
January 31, 2011...............             $2.46          July 31, 2023..................          $3.86

Payment Date                         Quarterly Interest    Payment Date                      Quarterly Interest
April 30, 2011.................             $2.46          October 31, 2023...............          $3.98
July 31, 2011..................             $2.46          January 31, 2024...............          $3.98
October 31, 2011...............             $2.57          April 30, 2024.................          $3.98
January 31, 2012...............             $2.57          July 31, 2024..................          $3.98
April 30, 2012.................             $2.57          October 31, 2024...............          $4.10
July 31, 2012..................             $2.57          January 31, 2025...............          $4.10
October 31, 2012...............             $2.69          April 30, 2025.................          $4.10
January 31, 2013...............             $2.69          July 31, 2025..................          $4.10
April 30, 2013.................             $2.69          October 31, 2025...............          $4.21
July 31, 2013..................             $2.69          January 31, 2026...............          $4.21
October 31, 2013...............             $2.81          April 30, 2026.................          $4.21
January 31, 2014...............             $2.81          July 31, 2026..................          $4.21
April 30, 2014.................             $2.81          October 31, 2026...............          $4.33
July 31, 2014..................             $2.81          January 31, 2027...............          $4.33
October 31, 2014...............             $2.93          April 30, 2027.................          $4.33
January 31, 2015...............             $2.93          July 31, 2027..................          $4.33
April 30, 2015.................             $2.93          October 31, 2027...............          $4.45
July 31, 2015..................             $2.93          January 31, 2028...............          $4.45
October 31, 2015...............             $3.04          April 30, 2028.................          $4.45
January 31, 2016...............             $3.04          July 31, 2028..................          $4.45
April 30, 2016.................             $3.04          October 31, 2028...............          $4.56
July 31, 2016..................             $3.04          January 31, 2029...............          $4.56
October 31, 2016...............             $3.16          April 30, 2029.................          $4.56
January 31, 2017...............             $3.16          July 31, 2029..................          $4.56
April 30, 2017.................             $3.16          October 31, 2029...............          $4.68
July 31, 2017..................             $3.16          January 31, 2030...............          $4.68
October 31, 2017...............             $3.28          April 30, 2030.................          $4.68
January 31, 2018...............             $3.28          July 31, 2030..................          $4.68
April 30, 2018.................             $3.28          October 31, 2030...............          $4.80
July 31, 2018..................             $3.28          January 31, 2031...............          $4.80
October 31, 2018...............             $3.39          April 30, 2031.................          $4.80
January 31, 2019...............             $3.39          July 31, 2031..................          $4.80
April 30, 2019.................             $3.39          October 31, 2031...............          $4.92
July 31, 2019..................             $3.39          January 31, 2032...............          $4.92
October 31, 2019...............             $3.51          April 30, 2032.................          $4.92
January 31, 2020...............             $3.51          July 31, 2032..................          $4.92

      "Five-Day Period" means, with respect to any Contingent Interest Period, the five trading days ending on the second trading day immediately preceding the first day of such Contingent Interest Period; provided, however, that if the Company shall have declared a Regular Cash Dividend on its Common Stock that is payable during such Contingent Interest Period but for which the record date for determining stockholders entitled thereto precedes the first day of such Contingent Interest Period, then "Five-Day Period" shall mean, with respect to such Contingent Interest Period, the five trading days ending on the second trading day immediately preceding such record date.

      "Regular Cash Dividends" means quarterly or other periodic cash dividends on the Company's Common Stock as declared by the Board of Directors as part of its cash dividend payment practices and that are not designated by the Board of Directors as extraordinary or special or other nonrecurring dividends.

      "Zero Coupon Zero Yield Convertible Note Market Price" means, as of any date of determination, the average of the secondary market bid quotations per $1,000 Principal

Amount at Maturity obtained by the Bid Solicitation Agent for $10 million Principal Amount at Maturity of Securities at approximately 4:00 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers in The City of New York (none of which shall be an Affiliate of the Issuers) selected by the Issuers; provided, however, if (a) at least three such bids are not obtained by the Bid Solicitation Agent or (b) in the Issuers' reasonable judgment, the bid quotations are not indicative of the secondary market value of the Securities as of such determination date, then the Zero Coupon Zero Yield Convertible Note Market Price for such determination date shall equal (i) the Conversion Rate in effect as of such determination date multiplied by (ii) the average of the Sale Prices of the Common Stock for each of the five trading days ending on such determination date, appropriately adjusted to take into account the occurrence, during the period commencing on the first of such trading days during such five trading day period and ending on such determination date, of any event described in Section 10.06, 10.07 or 10.08 (subject to the conditions set forth in Sections 10.09 and 10.10) of the Indenture.

      The Issuers will determine every six months, commencing August 1, 2007, whether the conditions to the payment of Contingent Cash Interest have been satisfied and, if so, the Issuers shall promptly notify the Holders of this Security of such determination and shall use their reasonable best efforts to post this information on their web site or, at their option, otherwise publicly disclose this information."

      2.6 Section 9 of Exhibit A-1 to the Indenture is hereby amended and restated in its entirety to read as follows:

"9. Conversion.

      Holders may surrender Securities for conversion only if at least one of the conditions described in (a) through (d) below is satisfied. In addition, a Security for which a Holder has delivered a Purchase Notice or a Change in Control Purchase Notice requiring the Issuers to purchase the Security may be surrendered for conversion only if such notice is withdrawn in accordance with the Indenture.

      The initial Conversion Rate is 9.09 shares per $1,000 Initial Principal Amount at Maturity of a Security, subject to adjustment upon the occurrence of certain events described in the Indenture. A Holder otherwise entitled to a fractional share will receive cash in an amount equal to the value of such fractional share based on the Sale Price on the trading day immediately preceding the Conversion Date.

      The ability to surrender Securities for conversion will expire at the close of business on July 31, 2032.

      (a) Before July 31, 2022, Holders may surrender a Security for conversion at the then-applicable conversion price during any calendar quarter, commencing after March 31, 2002 if the average Conversion Values of the Security for each of the last 20 trading days in the preceding calendar quarter is greater than or equal to a specified percentage of the Initial Principal Amount at Maturity; 125% for the quarter ending June 30, 2002, and increasing 5% per quarter for each quarter thereafter up to a maximum of 220% of the Initial Principal Amount at

Maturity of the Security for the quarter ending June 30, 2007. Thereafter, this percentage shall remain at 220%. If the foregoing condition is satisfied at any time after July 31, 2003 and before July 31, 2022, then the Securities will become and remain convertible at any time thereafter at the option of the Holder, through maturity. On or after July 31, 2022, Holders may surrender a Security for conversion during any calendar quarter if the average of the Conversion Values of the Security for each of the last 20 trading days in the preceding calendar quarter is greater than or equal to 110% of the Principal Amount at Maturity of the Security. If the foregoing condition is satisfied, then the Securities will become and remain convertible at any time thereafter at the option of the Holder, through maturity.

      (b) Holders may also surrender a Security for conversion at the then-applicable conversion price at any time after the credit rating assigned to the Securities is reduced to Baa3 or lower by Moody's Investors Service, Inc. or BBB or lower by Standard & Poor's Ratings Services, even if the credit rating assigned has subsequently been changed to a higher rating.

      (c) A Holder may surrender for conversion at the then-applicable conversion price a Security with respect to which the Issuers have mailed a Redemption Notice at any time prior to the close of business on the second Business Day prior to the Redemption Date, even if it is not otherwise convertible at that time.

      (d) If the Company elects to

   o distribute to all Holders of Common Stock certain rights entitling them to purchase, for a period expiring within 60 days, Common Stock at less than the Sale Price at the time, or

   o distribute to all Holders of Common Stock assets, debt securities or certain rights to purchase securities of the Company, which distribution has a per share value as determined by the Company's Board of Directors exceeding 15% of the closing price of the Common Stock on the day preceding the declaration date for such distribution, the Company must notify the Holders of Securities at least 20 days prior to the Ex-Dividend Date for such distribution. Once the Company has given such notice, Holders may surrender their Securities for conversion at the then-applicable conversion price at any time thereafter until the earlier of the close of business on the Business Day prior to the Ex-Dividend Date or the Company's announcement that such distribution will not take place.

      Contingent Cash Interest will not be paid on Securities that are converted; provided, however that Holders of Securities surrendered for conversion during the period from the close of business on any record date for determining an obligation to pay Contingent Cash Interest to the opening of business on the date on which such Contingent Cash Interest is payable, shall be entitled to receive such Contingent Cash Interest on the date on which such Contingent Cash Interest is payable. Except Securities with respect to which the Issuers have mailed a Notice of Redemption, Securities surrendered for conversion during such periods must be accompanied by payment of an amount equal to the Contingent Cash Interest with respect thereto that the registered Holder is to receive.

      The Conversion Rate will not be adjusted for accrued Contingent Additional Principal, if any, or Contingent Cash Interest, if any. As soon as practicable following the Conversion Date, the Issuers will deliver through the Conversion Agent, the Cash Amount, together with cash or a certificate for the number of full shares of Common Stock into which the Premium of any Security is converted, together with and any cash payment for fractional shares. Delivery to the Holder of the Cash Amount, together with such cash or shares of Common Stock deliverable in connection with the Premium, will be deemed to satisfy the Issuers' obligation to pay the Principal Amount at Maturity of and any accrued Contingent Additional Principal on the Security.

      Subject to the provisions of this paragraph 9 and notwithstanding the fact that any other condition to conversion has not been satisfied, in the event the Company is a party to a consolidation, merger or binding share exchange pursuant to which the Common Stock would be converted into cash, securities or other property as set forth in Section 10.14 of the Indenture, the Securities may be surrendered for conversion at any time from and after the date which is 15 days prior to the date the Company announces the anticipated effective time until 15 days after the actual effective date of such transaction, and at the effective time of such transaction the right to convert a Security into Common Stock will be deemed to have changed into a right to convert it into the kind and amount of cash, securities or other property which the Holder would have received if the Holder had converted its Security immediately prior to the transaction. If the transaction also constitutes a Change in Control, the Holder will be able to require the Company to purchase all or a portion of its Securities as described under paragraph 7 herein.

      To convert a Security, a Holder must (1) complete and manually sign the conversion notice below (or complete and manually sign a facsimile of such notice) and deliver such notice to the Conversion Agent, (2) surrender the Security to the Conversion Agent, (3) furnish appropriate endorsements and transfer documents if required by the Conversion Agent, the Issuers or the Trustee and (4) pay any transfer or similar tax, if required. The "Conversion Date" as used herein refers to the date on which all of the foregoing requirements have been satisfied.

      A Holder may convert a portion of a Security if the Initial Principal Amount at Maturity of such portion is $1,000 or an integral multiple of $1,000. No payment or adjustment will be made for dividends on the Common Stock except as provided in the Indenture. On conversion of a Security, that portion of accrued Contingent Additional Principal attributable to the period from the Issue Date through the Conversion Date and (except as provided above) accrued Contingent Cash Interest with respect to the converted Security shall not be cancelled, extinguished or forfeited, but rather shall be deemed to be paid in full to the Holder thereof through the delivery of the Cash Amount, together with cash or Common Stock in respect of the Premium, in exchange for the Security being converted pursuant to the terms hereof; and the fair market value of such cash or Common Stock in respect of the Premium, shall be treated as delivered to the extent thereof, first in exchange for Contingent Additional Principal accrued through the Conversion Date and accrued Contingent Cash Interest, and the Cash Amount shall be treated as delivered in exchange for the Initial Principal Amount at Maturity of the Security being converted pursuant to the provisions hereof.

      The Conversion Rate will be adjusted as provided in Article 10 of the Indenture. However, no adjustment need be made if Securityholders may participate in the transaction or in certain other cases. The Company from time to time may voluntarily increase the Conversion Rate.

      In certain circumstances as provided for in the Indenture, when a Holder surrenders a Security for conversion, the Conversion Agent may first offer the Security to a financial institution chosen by the Issuers who will have the option, but not the obligation (unless separately agreed to by it and the Issuers at the time) to agree to exchange those Securities for the number of shares of Common Stock that the Holder of those Securities would have been otherwise entitled to receive upon conversion, plus cash for any fractional shares."

3. Separability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

4. Modification, Amendment and Waiver. The provisions of this Supplemental Indenture may not be amended, supplemented, modified or waived except by a execution of a Supplemental Indenture executed by the Issuers, the Company and, to the extent such amendment, supplement or waiver limits or impairs the rights of any Securityholder, by such Securityholder. Any such amendment shall comply with Article 9 of the Indenture. Until an amendment, waiver or other action by Securityholders becomes effective, a consent thereto by a Securityholder of a Security hereunder is a continuing consent by the Securityholder and every subsequent Securityholder of that Security or portion of the Security that evidences the same obligation as the consenting Securityholder's Security, even if notation of the consent, waiver or action is not made on the Security. However, any such Securityholder or subsequent Securityholder may revoke the consent, waiver or action as to such Securityholder's Security or portion of the Security if the Trustee receives the notice of revocation before the date the amendment, waiver or action becomes effective. After an amendment, waiver or action becomes effective, it shall bind every Securityholder.

5. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. In the event of a conflict between the terms and conditions of the Indenture and the terms and conditions of this Supplemental Indenture, then the terms and conditions of this Supplemental Indenture shall prevail. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

6. Trust Indenture Acts Controls. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act of 1939, as amended ("TIA"), that is required under the TIA to be part of and govern any provision of this Supplemental Indenture, the provision of the TIA shall control. If any provision of this Supplemental Indenture modifies or excludes any provisions of the TIA that may be so modified or excluded, the provisions of the TIA shall be deemed to apply to the

      Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

7. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW.

8. Trustee Makes No Representation. The statements herein are deemed to be those of the Company, OCI or OFI, as applicable. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

9. Multiple Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture.

10. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

11. Notices. Any request, demand, authorization, notice, waiver, consent or communication to any of the parties shall be made as set forth in Section
      12.02 of the Indenture, as said Section may be amended hereby.

12. Successors. All agreements of each of the Company, OCI and OFI in respect of this Supplemental Indenture shall bind its successor.

                            [Signature page follows]

         IN WITNESS WHEREOF, this Supplemental Indenture has been duly executed by the Company, OCI and the Trustee as of the date first written above.

                                        OMNICOM GROUP INC.

                                        By: /s/ Randall J. Weisenburger
                                            -----------------------------------
                                            Name:  Randall J. Weisenburger
                                            Title: Executive Vice President
                                                   and Chief Financial Officer

                                        OMNICOM CAPITAL INC.

                                        By: /s/ Dennis E. Hewitt
                                            -----------------------------------
                                            Name:  Dennis E. Hewitt
                                            Title: Chief Executive Officer

                                        OMNICOM FINANCE INC.

                                        By: /s/ Randall J. Weisenburger
                                            -----------------------------------
                                            Name:  Randall J. Weisenburger
                                            Title: Chief Executive Officer

                                        JPMORGAN CHASE BANK, as Trustee

                                        By: /s/ William G. Keenan
                                            -----------------------------------
                                            Name:  William G. Keenan
                                            Title: Vice President


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